Exhibit 4.7

JEFFREY J. O’NEILL
STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of January 9, 2009, by and between Einstein Noah Restaurant Group, Inc., a Delaware corporation (together with its Affiliated Corporations, except where the context otherwise requires, the “Company”), and Jeffrey J. O’Neill (“Executive”).

A.            Executive commenced employment with the Company on December 3, 2008 as the Chief Executive Officer of the Company.

B.            As an inducement for Executive to accept employment with the Company, the Company agreed, among other things, to award to Executive a designated number of shares of Company common stock, par value $0.001 per share (the “Shares”) with an aggregate Fair Market Value of $375,000 determined by the closing sale price of Company common stock on January 9, 2009 (rounded up to the next whole share in the event of a fractional share), subject to the terms and conditions set forth in this Agreement.

C.            All capitalized terms in this Agreement shall have the meaning assigned to them throughout this Agreement, including Section 7(h) hereof.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.             AWARD OF RESTRICTED SHARES

a.             Award.  On the terms and subject to the conditions set forth in this Agreement, the Company hereby awards to Executive effective as of January 9, 2009, following the effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the Shares (the “Award Date”), and Executive accepts from the Company, an award of 63,776 Restricted Shares, as described in Section 2.

b.             Stockholder Rights.  Unless and until the Shares are forfeited as hereinafter provided, Executive shall have all of the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Shares, subject, however, to the terms and conditions set forth in this Agreement.

c.             Compliance with Law.  No Shares shall be issued or delivered pursuant to this Agreement unless, in the opinion of counsel for the Company, there shall have been compliance with all applicable requirements of Federal and state securities laws, all applicable listing requirements of the Nasdaq Global Market, if applicable, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

d.             Certificates; Book Entry.  Notwithstanding any other provisions of this Agreement to the contrary, the Company may elect to satisfy any requirement under this Agreement for the delivery of stock certificates through the use of book-entry.

2.             VESTING; RESTRICTIONS

a.             Vesting.  Executive hereby accepts the Shares when issued, subject to the terms and conditions set forth in this Agreement.  The Shares shall be issued effective as of the Award Date subject to Forfeiture Restrictions, which shall lapse as set forth below (the “Restricted Shares”).

b.             Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of continuous employment are referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Shares.

c.             Lapse of Forfeiture Restrictions.  Except as provided otherwise in this Agreement, subject to Executive’s continuous employment with the Company from the Award Date through each lapse date set forth below, the Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule:

Number of Shares	Forfeiture Restrictions – Lapse Date
21,259	January 9, 2010
21,259	January 9, 2011
21,258	January 9, 2012

Upon the voluntary or involuntary termination of Executive’s continuous employment with the Company, including on account of death or Disability, any Restricted Shares held by Executive to which the Forfeiture Restrictions have not lapsed, shall immediately be forfeited.  Upon forfeiture of the Restricted Shares, Executive shall have no further rights with respect to such Shares, including but not limited to voting, dividend and liquidation rights.

d.             Enforcement of Restrictions.  All certificates representing Shares shall include restrictive legends regarding applicable Forfeiture Restrictions, restrictions on transfer and compliance with securities law requirements, as determined by the Committee.

e.             Adjustments; Recapitalization.  If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any distribution upon such Shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Shares, then in relation to the Shares that are affected by one or more of the above events, any new, substituted or additional securities or other property which by reason of such transaction are distributed with respect to any Restricted Shares or into which such Restricted Shares thereby became convertible shall immediately be subject to the Forfeiture Restrictions, but only to the extent the Restricted Shares are at the time covered by such Forfeiture Restrictions.  Any adjustments or determinations made by the Committee shall be final and binding upon all persons.

3.             CORPORATE TRANSACTION

a.             Committee Action.  Upon the occurrence of a Corporate Transaction, as defined in Section 3(c) hereof, the Committee shall take any one or more of the following actions with respect to outstanding Restricted Shares:

i.              Provide that the Forfeiture Restrictions with respect to all or a portion of the Restricted Shares shall lapse upon consummation of the Corporate Transaction;

ii.             Provide that all or a portion of any Restricted Shares held upon the consummation of the Corporate Transaction shall be forfeited at the time of the closing;

iii.            Provide for the assumption or substitution of all or a portion of any Restricted Shares held upon consummation of the Corporate Transaction; or

iv.            Make any other provision for outstanding Restricted Shares as the Committee deems appropriate.

Notwithstanding the foregoing, upon the occurrence of a Change of Control, as defined in Section 3(d), all Forfeiture Restrictions with respect to the Restricted Shares shall automatically lapse upon consummation of the Change of Control.

b.             Assumption or Substitution of Restricted Shares.  The Company, or the successor or purchaser, as the case may be, may make adequate provision for the assumption of the outstanding Restricted Shares or the substitution of new restricted shares for the outstanding Restricted Shares on terms comparable to the outstanding Restricted Shares.

c.             Corporate Transaction.  A Corporate Transaction shall include the following:

i.              Merger; Reorganization.  The merger or consolidation of the Company with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of the Company (other than a consolidation, merger, or reorganization in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares); or

ii.             Sale.  The sale or conveyance of the property of the Company as an entirety or substantially as an entirety (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company); or

iii.            Liquidation.  The dissolution or liquidation of the Company; or

iv.            Change of Control.  The consummation of a “Change of Control” transaction or event as defined in Section 3(d) hereof; or

v.             Other Transactions.  Any other transaction that the board of directors of the Company determines by resolution to be a Corporate Transaction.

d.             Change of Control.  A “Change of Control” means any transaction or event occurring on or after the date of this Agreement as a direct or indirect result of which (i) any Person or any group in the aggregate equity interests (other than Greenlight Capital, L.L.C. and its affiliates) shall (1) beneficially own (directly or indirectly) equity interests of the Company having more than 50% of the aggregate voting power of all equity interests of the Company at the time outstanding or (2) have the right or power to appoint a majority of the board of directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of the Company then in office; or (iii) any event or circumstance constituting a “change of control” under any documentation evidencing or governing any indebtedness of the Company in a principal amount in excess of $10.0 million shall occur which results in an obligation of the Company to prepay (by acceleration or otherwise purchase, offer to purchase, redeem or defease) all or a portion of such indebtedness.

The terms “beneficially own”, “beneficial owner” and “Group” shall have the meanings ascribed to such terms in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that, for the purposes of this definition of “Change of Control” only, any Person or Group other than Greenlight Capital, L.L.C. shall be deemed to be the current beneficial owner of any Shares of voting stock of the Company, or any interests or participations in, or measured by the profits of, the Company, that are issuable upon the exercise of any option, warrant or similar right, or upon the conversion of any convertible security, in either case owned by such Person or Group without regard to whether such option, warrant or convertible security is currently exercisable or convertible or will become convertible or exercisable within 60 days if the exercise or conversion price thereof at the time of grant was lower than the fair market value of the underlying security at the time of grant.

4.             EFFECT OF PROHIBITED TRANSFER

If any transfer of Restricted Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration, such Shares from the owner thereof or his transferee, at any time before or after such prohibited transfer.  In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available.  The Company may refuse for any purpose to recognize any transferee who receives such Shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such Shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

5.             TAX WITHHOLDING

The Company or any Affiliated Corporation shall have the right to deduct from payments of any kind otherwise due to Executive, any Federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any Shares or dividends.  The Company may withhold taxes from any payments due to Executive or Executive may deliver a check to the Company.  Executive may elect to satisfy the minimum statutory withholding obligations, in whole or in part, by delivering to the Company unrestricted Shares already owned by Executive (for at least six months or any other minimum period required by the Company).  The Shares delivered shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations.  The Fair Market Value of the Shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined (the “Tax Date”).  Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.  Any election must be made prior to the Tax Date, shall be irrevocable and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

6.             COMPLIANCE WITH SECURITIES LAWS

                The Company may require Executive to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that he is acquiring the Shares for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws.  Legends evidencing such restrictions may be placed on any stock certificates for the Shares.

This Agreement shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of such Shares, the Shares may not be issued or transferred unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee.  Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration or qualification.  Any Shares received pursuant to this Agreement shall be subject to all state and Federal laws and the consent and approval of any governmental or regulatory bodies, and may not be held, sold, transferred or otherwise disposed of contrary to any state or Federal law, or without the consent or approval of all necessary governmental or regulatory bodies.

7.             MISCELLANEOUS

a.             Tax Treatment; Section 83(b).  Executive may incur tax liability as a result of the vesting of Restricted Shares and the payment of dividends or the disposition of Shares.  Executive agrees to consult his own tax adviser for tax advice.

Executive hereby acknowledges that Executive has been informed that he may file with the Internal Revenue Service, within 30 days of the Award Date, an irrevocable election pursuant to Section 83(b) of the Code to be taxed as of the Award Date on the Fair Market Value of the Restricted Shares.  If Executive chooses to file an election under Section 83(b) of the Code, Executive hereby agrees to promptly deliver a copy of any such election to the Chief Financial Officer of the Company (or his designee).

b.             Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

i.              If to the Company, to Attn: General Counsel, Einstein Noah Restaurant Group, Inc., 555 Zang Street, Suite 300, Lakewood, CO  80228, or at such other address as may have been furnished to Executive in writing by the Company; or

ii.             If to Executive, at the address set forth following his name and signature, below, or at such other address as may have been furnished to the Company by Executive.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mail, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

c.             Governing Law.  The validity and construction of this Agreement shall be construed in accordance with and governed by the laws of the State of Colorado other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

d.             Continued Service.  Neither the award of Restricted Shares nor this Agreement gives Executive the right to continue employment or other service with the Company or its Affiliated Corporations in any capacity.

e.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective heirs, executors, administrators, legal representatives, successors and assigns.

f.              Construction; Severability.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

g.             Other Employee Benefits.  The amount of any compensation deemed to be received by Executive as a result of this Agreement and the issuances of Shares hereunder, shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of Executive are determined, including without limitation benefits under any pension, profit sharing, 401(k), bonus, life insurance or salary continuation plan, except to the extent specifically provided in such separate plan or agreement.

h.             Other Definitions.  The following terms when used in this Agreement shall have the meanings set forth below:

“Affiliated Corporation” means any corporation or other entity that is affiliated with Einstein Noah Restaurant Group, Inc. through stock ownership or otherwise and is designated as an “Affiliated Corporation” by the board of directors of the Company.

“Board” means the board of directors of Einstein Noah Restaurant Group, Inc.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” means the Compensation Committee of the Company.  If applicable, the Committee shall be constituted at all times as to permit the Shares issued pursuant to the Agreement to comply with Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended from time to time, or if no committee has been appointed, the Board.

“Disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

“Fair Market Value” means, as of a given date, (i) the closing price of a Share on the principal stock exchange on which Shares are then trading,  if any (or as reported on any composite index that includes such principal exchange); (ii) if the Shares are not traded on an exchange but are quoted on a quotation system, the closing sale price for the Shares on such date as reported by the quotation system, or if Shares were not traded on such date, then on the next preceding date on which a trade occurred; or (iii) if the Shares are not publicly traded on an exchange and not quoted on a quotation system, the Fair Market Value of a Share shall be determined by the Committee acting in good faith.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

8.             INTERPRETATION; ADMINISTRATION

The Committee shall have the full power and authority to administer the terms and conditions of this Agreement, to adopt any procedures, make any determinations, correct any defect, supply any omission or reconcile any inconsistency with respect to the terms and conditions of this Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee with respect to this Agreement and the Shares shall be binding and conclusive for all purposes and on all persons.

9.             AMENDMENT

The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Executive.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts on the dates set forth below.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Jill B.W. Sisson
Jill B.W. Sisson, Esq.,
General Counsel and Secretary

Date:	January 9, 2009

EXECUTIVE

/s/ Jeffrey J. O’Neill
Jeffrey J. O’Neill

Date:	January 9, 2009